Exhibit 99.1

Montauk Renewables Announces Second Quarter 2025 Results

PITTSBURGH, PENNSYLVANIA – August 6, 2025—Montauk Renewables, Inc. (“Montauk” or “the Company”) (NASDAQ: MNTK), a renewable energy company specializing in the management, recovery, and conversion of biogas into renewable natural gas (“RNG”), today announced financial results for the second quarter ended June 30, 2025.

Second Quarter Highlights:

• Revenues of $45.1. million, increased 4.1% compared to the second quarter of 2024

• 3.0 million RINs generated and unseparated as of June 30, 2025

• Non-GAAP Adjusted EBITDA of $5.0 million, decreased 27.7% year-over-year

• RNG production of 1.4 million MMBtu, flat compared to second quarter of 2024

• RINs sold of 11.1 million, increased 1.1 million or 10.5% year-over-year

In the second quarter of 2025, we successfully completed the construction and commissioning of the second RNG processing facility at our Apex facility in Amsterdam, Ohio. For our Montauk Ag Renewables project in Turkey, NC, we signed a power purchase agreement in July 2025 for all the power produced from the first phase of the project. The term of this PPA begins once we commission the facility and is for 10 years covering 100% of the electric produced. The PPA price is based on set tariff and considers various impacts including but not limited to, demand, season and time of day, and an average price of $48/MWh. Finally, we entered into an agreement to form a joint venture, GreenWave Energy Partners, LLC. The primary goal of the joint venture is to help address the limited capacity of RNG utilization for transportation by offering third party RNG volumes access to exclusive unique and proprietary transportation pathways. We expect to act as the RIN separator for the joint venture.

Our profitability is highly dependent on the market price of environmental attributes, including the market price for RINs. As we self-market a significant portion of our RINs, a decision to not to commit to transfer available RINs during a period will impact our revenue and operating profit. The impact of EPA actions associated with implementation of BRRR K2 separation has temporarily impacted the RIN commitment timing of the Company. Due to BRRR, we had approximately 3.0 million RINs generated but unseparated at June 30, 2025 which reduced the amount of RINs available for sale as of June 30, 2025. In June 2025, the EPA released both the proposed RFS Standards for 2026 and 2027, a proposed Partial Waiver of 2025 Cellulosic Biofuel Volume Requirement, and the proposal to make Cellulosic Waiver Credits available for 2025. The EPA cited limitations in the capacity for RNG usage in transportation as the basis for these measures. While we are supportive of the continued emphasis on the cellulosic requirements under the RFS, we plan to participate in the comment period for the proposed rules in an effort to increase the Cellulosic Biofuel Volume Requirement.

Second Quarter Financial Results

Total revenues in the second quarter of 2025 were $45.1 million, an increase of $1.8 million (4.1%) compared to $43.3 million in the second quarter of 2024. The increase is primarily related to timing of revenues recognized under a short-term fixed priced contract in the 2025 second quarter when compared to the amount of RINs available but unsold at June 30, 2024. Our average realized RIN price in the second quarter of 2025 was $2.42 which decreased approximately 22.4% compared to $3.12 in the second quarter of 2024. Natural gas index pricing increased approximately 82.0% during the second quarter of 2025 compared to the second quarter of 2024. Operating and maintenance expenses for our RNG facilities in the second quarter of 2025 were $17.0 million, an increase of $3.1 million (22.0%) compared to $13.9 million in the second quarter of 2024. The primary drivers of this increase were timing of preventative maintenance, media changeout maintenance, and wellfield operational enhancement programs, at our Apex, McCarty, Rumpke, and Atascocita facilities. Our Renewable Electricity Generation operating and maintenance expenses in the second quarter of 2025 were $4.8 million, an increase of $0.1 million (2.0%) compared to $4.7 million in the second quarter of 2024, primarily driven by non-capitalizable expenses at our Montauk Ag Renewables projects offset by reduced wellfield collection enhancements at our Tulsa facility. Total general and administrative expenses were $9.0 million in the second quarter of 2025, an increase of $0.3 million (3.5%) compared to $8.7 million in the second quarter of 2024 driven by an increases in stock-based compensation costs as a result of acceleration of awards following termination of an employee. Operating loss in the second quarter of 2025 was $2.4 million, a decrease of $3.2 million compared to operating income of $0.8 million in the second quarter of 2024. Net loss in the second quarter of 2025 was $5.5 million, an increased loss of $4.8 million compared to $0.7 million in the second quarter of 2024.

Second Quarter Operational Results

We produced approximately 1.4 million Metric Million British Thermal Units (“MMBtu”) of RNG in the second quarter of 2025, flat compared to 1.4 million MMBtu produced in the second quarter of 2024. At our Rumpke facility, we produced 67 MMBtu more in the second quarter of 2025 compared to the second quarter of 2024 as a result of previously disclosed plant processing equipment failure that occurred in the second quarter of 2024. Offsetting the increase was the fourth quarter of 2024 sale of our Southern facility which produced 22 MMBtu in the second quarter of 2024. We produced approximately 42 thousand megawatt hours (“MWh”) in Renewable Electricity in the second quarter of 2025, a decrease of 3 thousand MWh compared to 45 thousand MWh produced in the second quarter of 2024. Our Bowerman facility produced approximately 2 thousand MWh less in the first quarter of 2025 compared to the first quarter of 2024 as a result of timing of preventative engine maintenance that was completed in the second quarter of 2025.

Reaffirmed 2025 Full Year Outlook

•
RNG revenues are expected to range between $150 and $170 million (unchanged)
•
RNG production volumes are expected to range between 5.8 and 6.0 million MMBtu (unchanged)
•
REG revenues are expected to range between $17 and $18 million (unchanged)
•
REG production volumes are expected to range between 178 and 186 thousand MWh (unchanged)

Conference Call Information

The Company will host a conference call August 7, 2025 at 8:30 a.m. Eastern time to discuss results. The registration for the conference call will be available via the following link:

• https://register-conf.media-server.com/register/BIc8c08e4d47cc4160b842cc0017392b74

Please register for the conference call and webcast using the above link in advance of the call start time. The webcast platform will register your name and organization as well as provide dial-ins numbers and a unique access pin. The conference call will be broadcast live and be available for replay at https://edge.media-server.com/mmc/p/ijc87ybo/ and on the Company’s website at https://ir.montaukrenewables.com after 11:30 a.m. Eastern time on the same day through August 7, 2026.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include references to EBITDA and Adjusted EBITDA, which are Non-GAAP financial measures. We present EBITDA and Adjusted EBITDA because we believe the measures assist investors in analyzing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

In addition, EBITDA and Adjusted EBITDA are financial measurements of performance that management and the board of directors use in their financial and operational decision-making and in the determination of certain compensation programs. EBITDA and Adjusted EBITDA are supplemental performance measures that are not required by or presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered alternatives to net (loss) income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of our liquidity or profitability.

About Montauk Renewables, Inc.

Montauk Renewables, Inc. (NASDAQ: MNTK) is a renewable energy company specializing in the management, recovery and conversion of biogas into RNG. The Company captures methane, preventing it from being released into the atmosphere, and converts it into either RNG or electrical power for the electrical grid (“Renewable Electricity”). The Company, headquartered in Pittsburgh, Pennsylvania, has more than 30 years of experience in the development, operation and management of landfill methane-fueled renewable energy projects. The Company has current operations at 13 operating projects and on going development projects located in California, Idaho, Ohio, Oklahoma, Pennsylvania, North Carolina, South Carolina, and Texas. The Company sells RNG and Renewable Electricity, taking advantage of Environmental Attribute premiums available under federal and state policies that incentivize their use. For more information, visit https://ir.montaukrenewables.com

Company Contact:

John Ciroli

Chief Legal Officer (CLO) & Secretary

investor@montaukrenewables.com

(412) 747-8700

Investor Relations Contact:

Georg Venturatos

Gateway Investor Relations

MNTK@gateway-grp.com

(949) 574-3860

Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of U.S. federal securities laws that involve substantial risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to our financial condition, results of operations, plans, objectives, strategies, future performance, and business. Forward-looking statements may include words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “strive,” “aim,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements we make relating to our future results of operations, financial condition, expectations and plans, including those related to the Montauk Ag project in North Carolina, the Second Apex RNG Facility, the Blue Granite RNG Facility, the Bowerman RNG Facility, the delivery of biogenic carbon dioxide volumes to European Energy, the Emvolon collaboration and pilot project, the Tulsa facility project, the resolution of gas collection issues at the McCarty facility, the delays and cancellations of landfill host wellfield expansion projects, the mitigation of wellfield extraction environmental factors at the Rumpke and Apex facilities, how we may monetize RNG production, the GreenWave joint venture, the impacts of the One Big Beautiful Bill Act, and weather-related anomalies are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expect and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: our ability to develop and operate new renewable energy projects, including with livestock farms, and related challenges associated with new projects, such as identifying suitable locations and potential delays in acquisition financing, construction, and development; reduction or elimination of government economic incentives to the renewable energy market, whether as a result of the new presidential administration or otherwise; the inability to complete strategic development opportunities; widespread manmade, natural and other disasters (including severe weather events), health emergencies, dislocations, geopolitical instabilities or events, terrorist activities, international hostilities, government shutdowns, political elections, security breaches, cyberattacks or other extraordinary events that impact general economic conditions, financial markets and/or our business and operating results; taxes, tariffs, duties or other assessments on equipment necessary to generate or deliver renewable energy or continued inflation could raise our operating costs or increase the construction costs of our existing or new projects; rising interest rates could increase the borrowing costs of future indebtedness; the failure to attract and retain qualified personnel or a possible increased reliance on third-party contractors as a result, and the potential unenforceability of non-compete clauses with our employees; the length of development and optimization cycles for new projects, including the design and construction processes for our renewable energy projects; dependence on third parties for the manufacture of products and services and our landfill operations; the quantity, quality and consistency of our feedstock volumes from both landfill and livestock farm operations; reliance on interconnections with and access to electric utility distribution and transmission facilities and gas transportation pipelines for our Renewable Natural Gas and Renewable Electricity Generation segments; our ability to renew pathway provider sharing arrangements at historical counterparty share percentages; our projects not producing expected levels of output; potential benefits associated with the combustion-based oxygen removal condensate neutralization technology; concentration of revenues from a small number of customers and projects; our outstanding indebtedness and restrictions under our credit facility; our ability to extend our fuel supply agreements prior to expiration; our ability to meet milestone requirements under our power purchase agreements; existing regulations and changes to regulations and policies that effect our operations, whether as a result of a new presidential administration or otherwise; expected impacts of the Production Tax Credit and other tax credit benefits under the Inflation Reduction Act of 2022; decline in public acceptance and support of renewable energy development and projects; our expectations regarding Environmental Attribute volume requirements and prices and commodity prices; our expectations regarding the period during which we qualify as an emerging growth company under the Jumpstart Our Business Startups Act (“JOBS Act”); our expectations regarding future capital expenditures, including for the maintenance of facilities; our expectations regarding the use of net operating losses before expiration; our expectations regarding more attractive carbon intensity scores by regulatory agencies for our livestock farm projects; market volatility and fluctuations in commodity prices and the market prices of Environmental Attributes and the impact of any related hedging activity; regulatory changes in federal, state and international environmental attribute programs and the need to obtain and maintain regulatory permits, approvals, and consents; profitability of our planned livestock farm projects; sustained demand for renewable energy; potential liabilities from contamination and environmental conditions; potential exposure to costs and liabilities due to extensive environmental, health and safety laws; impacts of climate change, extreme and changing weather patterns and conditions and natural disasters; failure of our information technology and data security systems; increased competition in our markets; continuing to keep up with technology innovations; concentrated stock ownership by a few stockholders and related control over the outcome of all matters subject to a stockholder vote; and other risks and uncertainties detailed in the section titled “Risk Factors” in our latest Annual Report on Form 10-K and our other filings with the SEC.

We make many of our forward-looking statements based on our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in our Securities and Exchange Commission filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties. The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

MONTAUK RENEWABLES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except share data)

	as of June 30,	as of December 31,
ASSETS	2025	2024
Current assets:
Cash and cash equivalents	$29,133	$45,621
Accounts and other receivables	7,543	8,172
Current restricted cash	8	8
Income tax receivable	647	41
Current portion of derivative instruments	356	471
Prepaid insurance and other current assets	4,914	2,911
Total current assets	$42,601	$57,224
Non-current restricted cash	$377	$375
Property, plant and equipment, net	294,638	252,288
Goodwill and intangible assets, net	20,147	18,113
Deferred tax assets	—	1,272
Non-current portion of derivative instruments	72	298
Operating lease right-of-use assets	6,628	7,064
Finance lease right-of-use assets	74	110
Investments	2,150	—
Other assets	15,805	12,271
Total assets	$382,492	$349,015

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$27,214	$8,856
Accrued liabilities	13,878	10,069
Related party payable	—	625
Current portion of operating lease liability	2,464	2,049
Current portion of finance lease liability	68	76
Current portion of long-term debt	11,857	11,853
Total current liabilities	$55,481	$33,528
Long-term debt, less current portion	57,834	43,763
Non-current portion of operating lease liability	4,287	5,138
Non-current portion of finance lease liability	8	36
Asset retirement obligations	6,714	6,338
Deferred tax liabilities	324	—
Other liabilities	3,135	2,795

Total liabilities	$127,783	$91,598

STOCKHOLDERS’ EQUITY

Common stock, $0.01 par value, authorized 690,000,000 shares; 143,792,811 shares issued at June 30, 2025 and December 31, 2024; 143,104,710 and 142,711,797 shares outstanding at June 30, 2025 and December 31, 2024, respectively	1,430	1,426
Treasury stock, at cost, 2,486,408 and 2,308,524 shares at June 30, 2025 and December 31, 2024, respectively	(21,616)	(21,262)
Additional paid-in capital	225,498	221,905
Retained earnings	49,397	55,348
Total stockholders' equity	254,709	257,417
Total liabilities and stockholders' equity	$382,492	$349,015

MONTAUK RENEWABLES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(in thousands, except for share and per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Total operating revenues	$45,127	$43,338	$87,730	$82,125

Operating expenses:
Operating and maintenance expenses	21,864	18,662	39,422	33,113
General and administrative expenses	9,044	8,737	17,798	18,166
Royalties, transportation, gathering and production fuel	9,168	9,077	16,739	15,593
Depreciation, depletion and amortization	7,029	5,823	13,293	11,257
Impairment loss	377	171	2,424	699
Transaction costs	-	-	-	61
Total operating expenses	$47,482	$42,470	$89,676	$78,889
Operating (loss) income	$(2,355)	$868	$(1,946)	$3,236

Other expenses (income):
Interest expense	$1,216	$1,286	$2,459	$2,451
Other expense (income)	40	(50)	(13)	(1,110)
Total other expenses	$1,256	$1,236	$2,446	$1,341
(Loss) income before income taxes	$(3,611)	$(368)	$(4,392)	$1,895

Income tax expense	1,876	344	1,559	757
Net (loss) income	$(5,487)	$(712)	$(5,951)	$1,138

(Loss) income per share:
Basic	$(0.04)	$(0.01)	$(0.04)	$0.01
Diluted	$(0.04)	$(0.01)	$(0.04)	$0.01

Weighted-average common shares outstanding:
Basic	143,035,626	142,069,697	142,874,606	142,027,943
Diluted	143,035,626	142,069,697	142,874,606	142,252,085

MONTAUK RENEWABLES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(in thousands):
	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net (loss) income	$(5,951)	$1,138
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	13,293	11,257
Provision for deferred income taxes	1,596	168
Stock-based compensation	3,639	4,339
Derivative mark-to-market adjustments and settlements	341	(26)
Net loss on sale of assets	36	71
Increase (decrease) in earn-out liability	360	(465)
Accretion of asset retirement obligations	239	220
Liabilities associated with properties sold	-	(225)
Amortization of debt issuance costs	195	180
Impairment loss	2,424	699
Changes in operating assets and liabilities:
Accounts receivable	629	(9,232)
Royalty offset long term receivable	(2,645)	(2,141)
Critical spare inventory	(1,030)	735
Prepaid Insurance and expenses	(2,003)	(2,779)
Income tax payables	(606)	(819)
Accounts payable and Accrued liabilities	7,247	11,268
Other	(418)	97
Net cash provided by operating activities	$17,346	$14,485
Cash flows from investing activities:
Capital expenditures	$(45,298)	$(40,764)
Asset acquisition	—	(820)
Capital contributions to equity method investments	(2,150)	—
Cash collateral deposits	2	29
Net cash used in investing activities	$(47,446)	$(41,555)
Cash flows from financing activities:
Borrowings on long term debt	$20,000	$-
Repayments of long-term debt	(6,000)	(4,000)
Common stock issuance	4	2
Treasury stock purchase	(354)	(397)
Finance lease payments	(36)	(32)
Net cash provided (used) in financing activities	$13,614	$(4,427)
Net decrease in cash and cash equivalents and restricted cash	$(16,486)	$(31,497)
Cash and cash equivalents and restricted cash at beginning of period	$46,004	$74,242
Cash and cash equivalents and restricted cash at end of period	$29,518	$42,745

Reconciliation of cash, cash equivalents, and restricted cash at end of period:
Cash and cash equivalents	$29,133	$42,285
Restricted cash and cash equivalents - current	8	8
Restricted cash and cash equivalents - non-current	377	452
	$29,518	$42,745

Supplemental cash flow information:
Cash paid for interest, net of $64 and $0 capitalized, respectively	$2,501	$2,366
Cash paid for income taxes	569	1,407
Accrual for purchase of property, plant and equipment included in accounts payable and accrued liabilities	19,367	7,697

MONTAUK RENEWABLES, INC.
NON-GAAP FINANCIAL MEASURES

(in thousands):

The following table provides our EBITDA and Adjusted EBITDA, as well as a reconciliation to net (loss) income which is the most directly comparable GAAP measure for the three and six months ended June 30, 2025 and 2024, respectively:

	Three Months Ended June 30,
	2025	2024
Net loss	$(5,487)	$(712)
Depreciation, depletion and amortization	7,029	5,823
Interest expense	1,216	1,286
Income tax expense	1,876	344
Consolidated EBITDA	4,634	6,741

Impairment loss	377	171
Net loss of sale of assets	21	49
Adjusted EBITDA	$5,032	$6,961

	Six Months Ended June 30,
	2025	2024
Net (loss) income	$(5,951)	$1,138
Depreciation, depletion and amortization	13,293	11,257
Interest expense	2,459	2,451
Income tax expense	1,559	757
Consolidated EBITDA	11,360	15,603

Impairment loss	2,424	699
Net loss of sale of assets	36	71
Transaction costs	—	61
Adjusted EBITDA	$13,820	$16,434